Exhibit 99

[Logo] MARINE PRODUCTS
       Corporation

           MARINE PRODUCTS CORPORATION REPORTS SECOND QUARTER RESULTS

ATLANTA, July 26, 2006 - Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2006. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2006, Marine Products generated net sales of $71,739,000, a 7.5 percent decrease compared to $77,566,000 last year. The decrease in net sales was due to a 22.2 percent decrease in the number of boats sold, partially offset by a 17.2 percent increase in the average gross selling price per boat. Most product lines experienced higher average selling prices, due to increased focus on selling larger boats and price increases instituted during the 2006 model year. Gross profit for the quarter was $16,136,000, or
22.5 percent of net sales, compared to $19,875,000, or 25.6 percent of net sales, in the prior year. The reduction in gross profit as a percentage of net sales was due to increased raw materials and component costs and production inefficiencies due to lower unit production volumes.

Operating income for the quarter was $7,699,000, a 29.3 percent decrease compared to the second quarter last year due to lower gross profit, partially offset by lower selling, general and administrative expenses. Operating income was 10.7 percent of net sales for the quarter compared to 14.0 percent of net sales in the prior year. Selling, general and administrative expenses decreased primarily due to a decrease in incentive compensation expense, which varies with sales and profitability.

Net income for the quarter ended June 30, 2006 was $6,289,000, a 21.0 percent decrease compared to $7,956,000 in the prior year. Net income decreased due to lower operating income, partially offset by higher interest income, and a lower income tax provision. The effective tax rate during the second quarter was 24.1 percent compared to 29.3 percent in the prior year; both periods include adjustments to reduce tax liabilities. The adjustment in 2006 due to the successful resolution of tax examinations increased diluted earnings per share by $0.02. The adjustment in 2005 resulting from tax return amendments increased diluted earnings per share by $0.01. Diluted earnings per share for the quarter were $0.16, a 20.0 percent decrease compared to $0.20 diluted earnings per share in the prior year.

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2nd Quarter 2006 Press Release

Net sales for the six months ended June 30, 2006 were $141,696,000, a 5.6 percent decrease from the first six months of 2005. Net income for the six-month period decreased 18.3 percent to $12,065,000 or $0.31 diluted earnings per share compared to $14,773,000 or $0.36 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The second quarter of 2006 continued the trend of lower retail demand that we first experienced late in the third quarter of 2005. Higher interest rates and fuel prices have increased the cost of owning a boat, and consumers impacted by higher costs of ownership have reacted by delaying their purchases, especially in the market segment that purchases smaller boats. We continue to be pleased with our increase in average selling prices, which is principally due to a favorable model mix, resulting from our strategy of designing and selling larger boats.

Hubbell continued, "Our dealer inventories and order backlog are in reasonable shape given the current sales environment. At the end of the second quarter, field inventories were 22 percent lower than the prior year, and order backlog in weeks of scheduled production is 35 percent higher. This is the result of actions we took last year when we realized that demand was weakening. Our experience has taught us to react very quickly to potential downturns in demand, and we have done so very effectively over the past nine months.

Hubbell continued, "Our dealer conferences will be taking place within the next several weeks, when we will meet with our dealers and show them the new models for 2007. We are excited about our new models, and look forward to our dealers' reactions. However, we will continue to monitor dealer and consumer demand and take appropriate actions, as we have in the past, if we continue to see product demand weakness in the market for our products.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our evaluation of

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2nd Quarter 2006 Press Release

the status of our dealer inventories, and order backlog given the current sales environment. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2005.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

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2nd Quarter 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME  (In thousands except per share data)
-------------------------------------------------------------------------------------------------------------------
Periods ended June 30, (Unaudited)                          Second Quarter                    Six Months
-------------------------------------------------------------------------------------------------------------------
                                                                        % BETTER                           % BETTER
                                                       2006       2005   (WORSE)        2006       2005     (WORSE)
-------------------------------------------------------------------------------------------------------------------
Net Sales                                            $ 71,739   $ 77,566    (7.5)%    $141,696   $150,152    (5.6)%
Cost of Goods Sold                                     55,603     57,691     3.6       108,742    111,329     2.3
-------------------------------------------------------------------------------------------------------------------
Gross Profit                                           16,136     19,875   (18.8)       32,954     38,823   (15.1)
Selling, General and Administrative Expenses            8,437      8,989     6.1         17,075     17,836    4.3
-------------------------------------------------------------------------------------------------------------------
Operating Income                                        7,699     10,886   (29.3)       15,879     20,987   (24.3)
Interest Income                                           588        370    58.9         1,034        661    56.4
-------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                              8,287     11,256   (26.4)       16,913     21,648   (21.9)
Income Tax Provision                                    1,998      3,300    39.5         4,848      6,875    29.5
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                           $  6,289   $  7,956   (21.0)%    $ 12,065   $ 14,773   (18.3)%
===================================================================================================================

EARNINGS PER SHARE
   Basic                                             $   0.17   $   0.21   (19.0)%    $   0.32   $   0.38   (15.8)%
                                                     ==============================================================
   Diluted                                           $   0.16   $   0.20   (20.0)%    $   0.31   $   0.36   (13.9)%
                                                     ==============================================================

AVERAGE SHARES OUTSTANDING
   Basic                                               37,414     38,520                37,361     38,561
                                                       =================                =================
   Diluted                                             38,976     40,631                39,049     40,797
                                                       =================                =================


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2nd Quarter 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

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CONSOLIDATED BALANCE  SHEETS
--------------------------------------------------------------------------------
At June 30, (Unaudited)                                        (in thousands)
--------------------------------------------------------------------------------
                                                            2006         2005
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                $  44,165    $  41,303
Marketable securities                                          379        5,419
Accounts receivable, net                                     7,819        5,451
Inventories                                                 33,677       31,741
Income taxes receivable                                      1,157          585
Deferred income taxes                                        2,954        3,109
Prepaid expenses and other current assets                    1,636        1,310
--------------------------------------------------------------------------------
  Total current assets                                      91,787       88,918
--------------------------------------------------------------------------------
Property, plant and equipment, net                          17,154       17,730
Goodwill                                                     3,308        3,308
Marketable securities                                        5,850        6,048
Deferred income taxes                                        1,051          394
Other assets                                                 4,964        4,427
--------------------------------------------------------------------------------
  Total assets                                           $ 124,114    $ 120,825
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                         $   9,600    $   7,308
Accrued expenses and other liabilities                      12,880       15,342
--------------------------------------------------------------------------------
  Total current liabilities                                 22,480       22,650
Pension liabilities                                          4,485        4,094
Other long-term liabilities                                    492        1,654
--------------------------------------------------------------------------------
  Total liabilities                                         27,457       28,398
--------------------------------------------------------------------------------
Common stock                                                 3,805        3,879
Capital in excess of par value                              13,467       25,729
Retained earnings                                           80,489       63,732
Accumulated other comprehensive loss                        (1,104)        (913)
--------------------------------------------------------------------------------
  Total stockholders' equity                                96,657       92,427
--------------------------------------------------------------------------------
  Total liabilities and stockholders' equity             $ 124,114    $ 120,825
================================================================================

Certain prior year balances have been reclassified to conform with current year presentation.

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2nd Quarter 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
SIX MONTHS ENDED JUNE 30, (Unaudited)                         (in thousands)
--------------------------------------------------------------------------------
                                                             2006        2005
--------------------------------------------------------------------------------

Operating Activities:
  Net income                                               $ 12,065    $ 14,773
  Depreciation, amortization and other non-cash charges       1,840       1,509
  Other net changes in operating activities                  (3,487)     (5,886)
--------------------------------------------------------------------------------
   Net cash provided by operating activities                 10,418      10,396
--------------------------------------------------------------------------------

Investing Activities:
  Capital expenditures                                         (961)       (489)
  Other investing activities                                    977      (5,142)
--------------------------------------------------------------------------------
   Net cash provided by (used for) investing activities          16      (5,631)
--------------------------------------------------------------------------------

Financing Activities:
  Payment of dividends                                       (3,767)     (3,082)
  Cash paid for common stock purchased and retired             (559)     (7,295)
  Other financing activities                                    455         300
--------------------------------------------------------------------------------
   Net cash used for financing activities                    (3,871)    (10,077)
--------------------------------------------------------------------------------

Net increase (decrease)  in cash and cash equivalents         6,563      (5,312)
Cash and cash equivalents at beginning of period             37,602      46,615
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $ 44,165    $ 41,303
================================================================================